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Exhibit 99.1

NEWS RELEASE

For Further Information Contact:
Michael J. Kraupp
Vice President Finance and Assistant Treasurer
Telephone: (435) 634-3212
Fax: (435) 634-3205

FOR IMMEDIATE RELEASE:    April 11, 2006

SKYWEST, INC. ANNOUNCES PUBLIC OFFERING

        St. George, Utah, April 11, 2006/PRNewswire/—SkyWest, Inc. ("SkyWest") (NASDAQ: SKYW) announced today the public offering of 4,000,000 shares of common stock at a price of $26.05 per share. SkyWest intends to use its approximately $99.3 million of estimated net proceeds (excluding the proceeds from the over-allotment option referenced below) of the offering for repayment of short-term debt, reduction of amounts outstanding under a revolving credit facility, working capital and general corporate purposes.

        Merrill Lynch, Pierce, Fenner & Smith Incorporated served as the sole bookrunner of the offering and Raymond James & Associates, Inc. acted as co-manager. SkyWest granted to the underwriters an option to purchase up to an additional 600,000 shares to cover over-allotments. Copies of the final prospectus for the offering can be obtained from the offices of either:

  Merrill Lynch, Pierce, Fenner & Smith Incorporated
  4 World Financial Center, North Tower
  New York, NY 10080

    or

  Raymond James & Associates, Inc.
  880 Carillon Parkway
  St. Petersburg, FL 33716

        Any offering will be made only by means of a final prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        SkyWest, Inc. is a holding company that operates two independent subsidiaries, SkyWest Airlines, based in St. George, Utah, and Atlantic Southeast Airlines, or ASA, based in Atlanta, Georgia. SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Air Lines and Delta Air Lines. ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines. System-wide, SkyWest, Inc. serves a total of approximately 218 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,350 daily departures. This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

        In addition to historical information, this release contains forward-looking statements. "SkyWest" may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass SkyWest's beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: Delta's bankruptcy proceedings; the failure to integrate the operations and employees of SkyWest and ASA and achieve the anticipated synergies as a result of the acquisition; the failure to successfully operate as anticipated under the terms of the Delta Connection Agreements and the United Express Agreement; the impact of negotiations with ASA's organized labor forces and the impact of the costs of such labor forces on SkyWest's operations and financial condition; the failure to accurately forecast acquisition-related costs; and the challenges of competing successfully in a highly competitive and rapidly changing industry. Other factors that may cause actual results to vary from SkyWest's expectations include developments associated with fluctuations in the economy and the demand for air travel; bankruptcy proceedings involving Delta and United; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs; rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages in markets where SkyWest Airlines or ASA operate; the impact of weather-related or other natural disasters on air travel and airline costs; the ability of SkyWest Airlines and ASA to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries; SkyWest's ability to obtain financing; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause actual results to differ from management's current expectations are contained in SkyWest's filings with the Securities and Exchange Commission, including the section of SkyWest's final prospectus dated April 10, 2006, entitled "Risk Factors."

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SKYWEST, INC. ANNOUNCES PUBLIC OFFERING